Exhibit 99.1

Pending Potential Acquisition

On May 13, 2011, ExamWorks Group, Inc. and its consolidated subsidiaries (“we,” “us” or “our”) entered into a non-binding letter of intent to acquire substantially all of the assets of an IME business. If the acquisition had been completed as of the date of the offering of Notes pursuant to the Private Offering, we believe that this acquisition would have generated revenues of $32.5 million and adjusted EBITDA of $7.6 million for the twelve months ended March 31, 2011. This acquisition is subject to continuing diligence and the negotiation of a definitive purchase agreement and other ancillary agreements. While there are no guarantees that this acquisition will be consummated, we currently expect that it will close in the third quarter of 2011. If this acquisition is consummated, we expect to finance it with cash on hand, including a portion of the net proceeds of the notes offered hereby, and borrowings under our Senior Revolving Credit Facility. As of March 31, 2011 and pro forma for the pending potential acquisition, we expect our ratio of total debt to Adjusted EBITDA to not exceed 4.00 to 1. This acquisition has not been reflected in the pro forma financial information included in Exhibit 99.2. The financial information relating to this acquisition set forth in this paragraph has been derived from the unaudited historical financial information of the potential acquisition target provided to management in connection with the possible acquisition and has not been audited or reviewed by our independent registered public accounting firm.

Amendment to Senior Revolving Credit Facility

We are in the process of obtaining consents for a second amendment (the "Second Amendment") to our senior revolving credit facility, dated October 11, 2010, by and among ExamWorks Group, Inc., the guarantors party thereto, Bank of America, N.A., as administrative agent and the other lenders party thereto (the “Senior Revolving Credit Facility”). The terms of the Second Amendment have already been agreed to between us and our lead lender. The Second Amendment would become effective simultaneously with the consummation of the offering of Notes in the Private Offering. Among other things, the Second Amendment would (i) extend the maturity date of the Senior Revolving Credit Facility from November 2013 to July 2016; (ii) permit the issuance and sale of the notes; (iii) replace the consolidated senior leverage ratio with a consolidated senior secured leverage ratio while permitting the maximum consolidated senior secured leverage ratio to be 3.00 to 1; (iv) permit our maximum consolidated leverage ratio to increase from 3.50 to 1 to 4.75 to 1; (v) reduce the borrowing cost; and (vi) allow us to complete acquisitions with a purchase price of up to $75.0 million (previously $50.0 million) without prior lender consent. Once effective, the Second Amendment would also reduce the aggregate revolving commitments under the Senior Revolving Credit Facility by $37.5 million, for a maximum commitment of $262.5 million subject to our right to increase the aggregate revolving commitments by $37.5 million, for a maximum commitment of $300.0 million, so long as we are not in default and we satisfy certain other customary conditions. As of March 31, 2011, after giving effect to the Premex Acquisition, the subsequent borrowings under the Premex Working Capital Facility (as defined herein), the Second Amendment to our Senior Revolving Credit Facility and the offering Notes in the Private Offering and use of proceeds therefrom, we had no amounts outstanding and $262.5 million of undrawn commitments under our Senior Revolving Credit Facility (without taking into account $220,000 of outstanding letters of credit). However, the credit agreement governing our Senior Revolving Credit Facility contains restrictive covenants, including among other things, financial covenants which may limit the amount of borrowings available to us. The effectiveness of the Second Amendment is contingent upon the consummation of the offering of Notes in the Private Offering.